Exhibit 3.1
AMENDMENT
TO
BYLAWS OF AMERICAN HOMEPATIENT, INC.
     The undersigned corporation adopts the following Amendments to its Bylaws:
1. Section 5.1 of the Bylaws is deleted in its entirety and replaced with the following:
5.1 Stock Certificates. The shares of the corporation shall be represented by stock certificates unless the Board of Directors shall by resolution provide that some or all of any class or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the corporation. Notwithstanding the adoption of any resolution providing for uncertificated shares, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate representing the number of shares registered in certificate form. The certificates of shares of the capital stock of the corporation shall be in such form as shall be approved by the Board of Directors. Unless otherwise decided by the board, such certificates shall be signed by the President and the Secretary of the corporation, however, any or all of the signatures may be a facsimile. The corporation shall be entitled to treat the holder of record of any share or shares of stock of the corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it has actual or other notice thereof, except as provided by law.
2. Section 5.2 of the Bylaws is deleted in its entirety and replaced with the following:
5.2 Transfer of Shares. Uncertificated shares of stock shall be transferable only on the books of the corporation by the holder thereof in person or by attorney upon presentment of proper evidence of succession, assignation or authority to transfer in accordance with the customary procedures for transferring shares in uncertificated form. Shares of stock represented by certificates may be transferred on the books of the corporation by delivery and surrender of the properly assigned certificate, but subject to any restrictions on transfer imposed by either the applicable securities laws or any stockholder agreement.

WITNESS my hand and the seal of the corporation this 31st day of October, 2007.

/s/ Stephen L. Clanton
Secretary of American HomePatient, Inc.